Exhibit 2

CEMEX, S.A.B. DE C.V.

NOTICE OF EXTRAORDINARY SHAREHOLDERS MEETING

The Board of Directors of Cemex, S.A.B. de C.V. (the “Company”) has resolved to call an Extraordinary General Shareholders Meeting of the Company (the “Extraordinary Meeting”) to be held at the building named “Cemex Constitución”, located at Avenida Constitución 444 Poniente, ground floor, in the city of Monterrey, Mexico, at 1.30 P.M. (local time) on March 25, 2025, in accordance with the following:

AGENDA:

I.

AS A RESULT OF CHANGES IN MEXICAN LEGISLATION, A PROPOSAL TO AMEND ARTICLES 23 (MEETINGS OF THE BOARD OF DIRECTORS), 27 (BOARD OF DIRECTORS´DUTIES), 28 (CHIEF EXECUTIVE OFFICER), 31 (COMMITTEES) AND 32 (BOARD OF DIRECTORS´REMUNERATION), AND THE INCLUSION OF A NEW TRANSITIONAL THIRD ARTICLE IN THE BYLAWS OF THE COMPANY.

II.	AUTHORIZATION TO PROCEED WITH THE RESTATEMENT OF BYLAWS.

III.	APPOINTMENT OF THE PERSON OR PERSONS RESPONSIBLE FOR FORMALIZING THE RESOLUTIONS ADOPTED AT THE MEETING.

In order to be admitted into the Extraordinary Meeting, shareholders must prove their status as stockholders, by submitting to Cemex’s Corporate Secretariat, located at Avenida Ricardo Margáin Zozaya 325, Colonia Valle del Campestre, San Pedro Garza García, Nuevo León, at least 48 (forty-eight) hours before the moment the Extraordinary Meeting is to be held, the shares under their name or the corresponding certificates of deposit issued by a credit institution or institution for the deposit of securities through a market intermediary operating in accordance with the Mexican Securities Market Law (Ley del Mercado de Valores). Additionally, pursuant to Article 14 of Cemex’s Bylaws, the person to whom the documents evidencing the deposit are issued, must also be registered as a shareholder in the Shareholders Registry kept by Cemex, and, if applicable, in the Major Shareholders’ Registry, and must also comply with the measures designed to prevent the acquisition of shares that would directly or indirectly confer control over Cemex, pursuant to Articles 7 and 10 of Cemex’s Bylaws. If the provisions of subsections II.- (A) and II.- (B) of the aforementioned Article 7 are not complied with, the holder(s) will not be able to exercise the inherent rights of the shares over which they would have ownership and such shares will be excluded from the determination of the quorum of the Extraordinary Meeting, and Cemex will abstain from registering such holder(s) in the Shareholders Registry referred to in the Mexican General Corporations Law (Ley General de Sociedades Mercantiles), and any registry made through the Institute for the Deposit of Securities (Instituto para el Depósito de Valores), if applicable, will not take effect.

The certificates of deposit will be exchanged for admission cards, which shall specify the name of the shareholder and the number of shares such shareholder holds or represents. The deposited shares or the corresponding certificates will be returned upon the Extraordinary Meeting’s conclusion in exchange for the admission card issued by Cemex’s Corporate Secretariat. The abovementioned admission cards are indispensable in order to be granted access to the Extraordinary Meeting.

At the Company´s Corporate Secretariat located at Avenida Ricardo Margáin Zozaya number 325, Colonia Valle del Campestre, San Pedro Garza García, Nuevo León, in accordance with the Mexican Securities Market Law (Ley del Mercado de Valores), the forms for powers of attorney, which can be used by individuals wishing to attend the Extraordinary Meeting as representatives of shareholders, as well as the documentation related to each of the items listed in the agenda of the Extraordinary Meeting, will be available to market intermediaries and interested parties.

All shareholders of mexican nationality who have not exchanged their shares for Ordinary Participation Certificates (Certificados de Participación Ordinarios) (CEMEX.CPO), or who do not maintain their shares in an investment account with a financial or securities intermediary, and who are recorded in the Shareholders Registry kept by Cemex, will need to submit their Federal Registry of Taxpayers Certificate (cédula de Registro Federal de Contribuyentes) to attend the Extraordinary Meeting.

The terms in initial capital letters not defined in this notice shall have the meaning assigned to them in the Bylaws of the Company.

Monterrey, Nuevo León, as of February 7, 2025.

Lic. Roger Saldaña Madero
Secretary of the Board of Directors